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                                                                    EXHIBIT 10.1

                                                          Date: October 12, 1998

Molecular Circuitry, Inc.

VWR Scientific Products is prepared to move ahead on an agreement with Molecular Circuitry, Inc. It is our understanding that beta sites are still under development and upon resolution, we will work together to establish pricing for the instrument and associated test kits.

After establishment of pricing, we will jointly develop six-month and annual sales goals.

VWR Scientific Products also agrees to co-develop a program for sales and marketing in conjunction with MCI.

The sales & marketing effort will consist of the following:

         -        Pre-introductory Phase
         -        Training
         -        Marketing Development
         -        Product Launch
         -        Annual Programs
         -        Dedicated Marketing Manager
         -        Trade Shows and Field Support

VWR also agrees to the following:

         - VWR will invest approximately $800,000 during the first year for the product launch. VWR will also invest $275,000 annually for marketing, with a 4% inflation factor built in.
         -        VWR will not sell competing products
         -        VWR will purchase product from MCI and not on consignment
         - VWR agrees to allow eight (8) beta sites to keep instrument at end of test period
         - VWR worldwide distributions rights (excluding North America) will be subject to a review of sales volume by geographic area and industry.

MCI responsibilities to include the following:
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         -        Field support to assist in sales and service-number to be
                  determined

         -        Establishment of an agreed-upon warranty policy

         -        Quarterly business review with VWR

         -        Dedicated "key contact" for program

MCI agrees to the following conditions:

         - VWR to receive world-wide distribution rights for the instrument and test kits

         -        There will be no direct sale of the product

         -        Discounts after establishing price points will be:

                           1st Year

                                    -       20% on instrument

                                    -       30% on Test Kits

                           2nd Year-or after sale 3,000,000 Test Kits
                                    (earliest of the two)

                                    -        25% on instrument

                                    -        33% on Test Kits

         - Discounts include assumed 4% on freight and 1.5% inventory shrinkage. Assumptions to be reviewed and adjusted annually.

         -        Price points to be reviewed at quarterly business reviews.

         -        Payment terms 45 days net.

         - Three-year contract with automatic renewals based on satisfaction of both parties. Agree to a six-month cancellation clause in conjunction with this.

         - Verification of product liability insurance in the amount of $2,000,000.00. MCI also agrees to name VWR as additionally insured on the policy.

         -        Adhere to VWR's Quality Supplier Requirements.

/s/ Herbert Lotman                                       /s/ Robert R. Rosenfeld
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MOLECULAR CIRCUITRY, INC.                                VWR SCIENTIFIC PRODUCTS